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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT


                                                                REGISTRANT'S
NAME AND STATE OR OTHER JURISDICTION OF INCORPORATION       PERCENTAGE OWNERSHIP
-----------------------------------------------------       --------------------
Foothill Independent Bank, a California corporation                 100%

Foothill BPC, Inc., a California corporation                        100%

         In accordance with the instructions set forth in Paragraph (b) of
Item 601 of Regulation S-K, there have been omitted those subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2000.